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                                                                     Exhibit 11

Code of Ethics (English Translation)

Introduction

   The globalization and liberalization of national economies and financial services, as well as the advance of new information technologies, has intensified competition among financial institutions and brought about a drastic realignment in the financial sector beyond traditional industry or national boundaries. This trend is expected to continue for the foreseeable future. It was against this backdrop that Mitsubishi Tokyo Financial Group ("MTFG") was established as a diversified financial services group to organically combine the different strengths of its member companies and achieve further growth. Financial institutions serve important public functions that come with high social responsibilities. MTFG is no exception, and has the obligation to actively fulfill its role. To this end, we must recognize once again that the trust and confidence our clients invest in us are irreplaceable assets, and that they form the foundation of our very existence. We then must strive to conduct our business activities based on a higher sense of mission and ethical standards.

   It is with these ideas in mind that we have created the MTFG Code of Ethics (the "Code"). The Code will serve as a set of guiding principles shaping the basic corporate and ethical values of MTFG, and we must endeavor to reflect these in our daily activities. It goes without saying that top management must set a leading example in honoring the Code, and all management and employees of MTFG and its entities must follow suit. We understand that ambition and enthusiasm for business objectives can create the potential to take the focus away from ethics and compliance. However, one cannot take pride in a company that does not have high ethical standards; indeed, there is no future for such a company. It is fundamentally impermissible for a company to neglect laws or regulations, or to pursue profits in an unethical fashion. And it is becoming increasingly clear that without an appropriate compliance framework a company is in no position to even enter the competitive marketplace.

   We have decided to make the Code of Ethics public in order to demonstrate to the world at large our strong commitment to ethics and compliance. We wish to clearly state our ethical principles, and to undertake that we will observe them to the fullest extent.

   As a core element of our daily activities, the Code must be mastered as a matter of basic discipline. In regard to the practical application of the Code, it is also useful to refer to the compliance manual and other related materials that provide specific explanations of relevant laws, regulations, and internal rules, and to consult with your line managers and compliance officers. With these points in mind, we expect all management and employees of MTFG and its entities to read the Code carefully, and make the most of it as a valuable guide for your future actions.

               Akio Utsumi            Shigemitsu Miki
                  Chairman               President

                           Mitsubishi Tokyo Financial Group, Inc.
                                                         May 2002

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Contents

               I. Underlying Principles...................... 3

               II. The MTFG Code of Ethics................... 3

               III. Self-appraisal Guide for Specific Actions 6

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I.  Underlying Principles

1.  Establishment of Trust

   Fully cognizant of the importance of the Group's social responsibilities and public role, we strive to maintain unwavering trust from society through the sound and proper management of our business activities, based on the principle of accountability.

2.  Serving Our Clients First

   We recognize that the satisfaction of our clients and their confidence in MTFG form the foundation of the Group's very existence. As such, we endeavor to always provide our clients with the highest quality products and services best suited to their needs.

3.  Sound and Transparent Management

   We endeavor to manage our affairs in a sound and transparent manner by maintaining appropriate and balanced relationships with all stakeholders, including clients, shareholders and others, while assuring fair, adequate and timely disclosure of corporate information.

4.  Strict Observance of Laws, Regulations, and Internal Rules

   We are committed to strictly observing relevant laws, regulations, and internal rules and to acting with fairness and integrity in conformity with the common values of society at large. As a diversified global financial services group, we also make continuous efforts to operate in ways that reflect internationally accepted standards.

5.  Respect for Human Rights and the Environment

   We respect human rights and the environment and seek to co-exist in harmony with society.

6.  Disavowal of Anti-Social Elements

   We stand firmly against supporting the activities of any group or individual that unlawfully threatens public order and safety.

II.  The MTFG Code of Ethics

1.  Establishment of Trust

   Fully cognizant of the importance of the Group's social responsibilities and public role, we strive to maintain unwavering trust from society through the sound and proper management of our business activities, based on the principle of accountability.

   As one of the world's largest diversified financial services groups, MTFG serves an important public role and has corresponding social responsibilities. Aspects of commercial banking, for example, such as the intermediation of funds through deposits and loans, as well as the settlement of accounts through fund transfers, are an indispensable part of the national economic infrastructure. In the securities business, too, we serve as an important conduit between clients and the securities market, where funds are raised and invested. Accordingly, we must act fairly and with integrity to protect the interests of our customers, while helping to maintain the soundness of the marketplace. In conducting trust banking business, meanwhile, we contribute to the healthy development of our economy and of society through the custody, investment, and disposition of assets held in trust. In these activities, therefore, we are obligated to comply fully with relevant laws, regulations, and internal rules, while acting with all reasonable care and skill, with the duty of loyalty, and with the utmost professionalism.

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   The principle of accountability dictates that we act on our own judgment and take responsibility for the consequences of our actions. Winning trust from society becomes possible only when each MTFG company fulfills its social responsibilities and public role, and conducts its affairs in a sound and appropriate fashion, based on the principle of accountability. It must be remembered that trust built up over many years can be lost in a moment through inappropriate behavior. With this firmly in mind, each and every one of us will strive to perform our activities with the highest sense of ethics.

2.  Serving Our Clients First

   We recognize that the satisfaction of our clients and their confidence in MTFG form the foundation of the Group's very existence. As such, we endeavor to always provide our clients with the highest quality products and services best suited to their needs.

   To survive and prosper as a going concern, an enterprise must be highly valued by its clients. This is becoming more and more relevant in today's rapidly changing society. As such, we endeavor to satisfy and win the confidence of our clients by providing them, in a timely fashion, with high quality products and services that meet their needs. To this end, each one of us must continue to strive with professional pride in our assigned area of responsibility. We should not be complacent and accept the status quo. We need to tackle challenges with creativity, and put the task of satisfying the diverse needs of our clients first.

   As a comprehensive financial services group, MTFG comprises companies from different industry sectors with different functions. By harnessing the strengths of the Group as a whole, each MTFG company is working to provide competitive new products and services.

   We are also dedicated to communicating responsibly and effectively with our clients. Through proactive disclosure of information and thorough explanation of our products, services, and attendant risks and other relevant factors, we will do our best to facilitate the understanding and appropriate decision-making of our clients. In executing transactions, we will hold to our promises, and carry out our business activities fairly and with integrity.

   Furthermore, we will prudently manage our clients' assets and earnestly fulfill the duty of confidentiality. Unless properly justified, we do not disclose to outside parties any information about our clients obtained through our transactions with them or through related activities. Through proper conduct in such matters, we will maintain relationships with clients that are founded on trust.

3.  Sound and Transparent Management

   We endeavor to manage our affairs in a sound and transparent manner by maintaining appropriate and balanced relationships with all stakeholders, including clients, shareholders and others, while assuring fair, adequate and timely disclosure of corporate information.

   Through our business activities, we invariably interact with various stakeholders, including clients, shareholders, creditors, management, employees, vendors, competitors, local communities, political bodies, and government offices. To be truly accepted into society, we must act as a good corporate citizen and formulate appropriate and balanced relationships with all stakeholders, while ensuring that we behave in a manner that does not warrant any suspicion of misconduct.

   Disclosing corporate information fairly, while remaining sensitive to the choices and decisions of the marketplace and our clients, increases the transparency of corporate activities and helps facilitate understanding and trust from society. Therefore, we are committed to the timely and comprehensive disclosure of corporate information that would be reasonably required for our shareholders, investors, and clients to make decisions. At the same time, we are open to a wide range of outside opinions. We consider these opinions with care as part of our continuous efforts to improve our operations and services.

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   In order to assure the soundness of our businesses, we endeavor to generate profits, manage risks prudently, and safeguard and expand the Group's assets. We also pay particular attention to whether appropriate internal control systems are in place in areas such as the effectiveness and efficiency of operations, the issuance of accurate financial statements, and the Group's compliance with relevant laws, regulations, and internal rules.

4.  Strict Observance of Laws, Regulations, and Internal Rules

   We are committed to strictly observing relevant laws, regulations, and internal rules to acting with fairness and integrity in conformity with the common values of society at large. As a diversified global financial services group, we also make continuous efforts to operate in ways that reflect internationally accepted standards.

   MTFG conducts business globally through its first class domestic and international network. Accordingly, there are numerous laws, regulations, and internal rules that MTFG must abide by. Regardless of national boundaries, we are committed to thoroughly understanding and complying with the letter and spirit of relevant laws, regulations, and internal rules. We will carry out our business activities fairly and with integrity, and act in conformity with recognized social values. We do not seek any transactions or profits to be obtained through the breach of laws, regulations, or ethical standards.

   In order to maintain high ethical standards and create a corporate culture that encourages compliance with laws, regulations, and internal rules, we will continually work to improve our institutional framework and distribution of necessary information. In cases of violations of laws, regulations, or internal rules, we will act promptly to resolve the problems and seek out the causes, and will establish measures to prevent recurrences of such problems. We will also deal with violators in a strict and fair manner, and actively cooperate with appropriate authorities.

   As economic activities become increasingly borderless and companies look to compete internationally on a level playing field, there is a growing trend to unify standards in various areas of corporate management, such as corporate governance, corporate accounting standards, and internal controls. We will maintain our awareness of such global trends, and continuously review aspects of our business such as management systems, public disclosure rules, internal control systems, business practices, and human resources management from a global perspective, in order to manage our affairs in a fashion worthy of a full participant in international society.

5.  Respect for Human Rights and the Environment

   We respect human rights and the environment and seek to co-exist in harmony with society.

   As a global, diversified financial services group, MTFG conducts business in countries around the world. As such, our clients as well as our employees come from diverse backgrounds. In every aspect of doing business, we respect each individual's human rights. We also respect the environment.

   We are dedicated to protecting people's privacy. We reject discriminatory language, actions, and harassment, both within and outside of the organization. Discrimination on the basis of gender, age, nationality, race, ethnic origin, religion, social status, or physical disability has no place in our business activities, hiring, or personnel management. We respect different cultures and customs in conducting our affairs, and value harmony with society.

   Furthermore, we seek to balance our business activities with the protection of the global environment, which is the common asset of mankind. We will continue to give careful consideration to environmental issues, not just in terms of the consumption of resources within the Group, but also in our relationships with clients and society.

6.  Disavowal of Anti-Social Elements

   We stand firmly against supporting the activities of any group or individual that unlawfully threatens public order and safety.

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   We will not tolerate any unjust intervention from elements that seek to disrupt public order and safety. Condoning this kind of intervention could undermine confidence in MTFG, and we will steadfastly refuse to yield to any such attempts. Through properly conducting our affairs we will minimize any opportunity for disturbance. Should a situation arise, we will in all cases take necessary action, including cooperation with the police and other concerned parties as appropriate.

   In particular, we are committed to enhancing adequate systems to combat money laundering and to prevent the use of financial institutions for criminal activities, including terrorism and tax evasion.

III.  Self-Appraisal Guide for Specific Actions

   The MTFG Code of Ethics comprises guiding principles that each MTFG company and all management and employees must abide by in order to realize our management philosophy. The accurate understanding of its contents and underlying spirit is a prerequisite before taking action. Nonetheless, we may occasionally encounter problems that are not directly covered in the Code, or to encounter situations in which we are not sure how to act. In such circumstances, consult with your line manager or compliance officer without hesitation.

   When considering how to act in your day-to-day activities, it may also be useful to consider the following questions. If you have a sense of discomfort in formulating your answers to any of these questions, there is a strong possibility that you may be facing a potential problem under the principles of the Code.

    1. Would my action be fair, and something that I could talk about proudly with my family and friends?

    2. Would my action conform to all relevant laws, regulations, and internal rules?

    3. Would my action seem appropriate to others?

    4. Am I trying to ignore my conscience by pretending that my action would be for the good of the company?

    5. Would my action harm MTFG's reputation in any way?

   When in doubt, remember that you are not alone. Please have the courage to consult with your line manager or compliance section.

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                     Excerpts from MTFG's Compliance Rules

                             (English Translation)

(Objective)

Article 1.

   These rules prescribe basic matters relating to compliance with laws and regulations.

(Definition)

Article 2.

(1) In these rules, "laws and regulations" mean laws and government ordinances (including those by local authorities) to be strictly observed by MTFG personnel when carrying out business operations, and MTFG's Articles of Incorporation, Code of Ethics, and other rules and regulations established according to the laws and government ordinances above.

(2) "Compliance" means understanding the purpose and contents of laws and regulations properly, and behaving in an appropriate manner so as not to violate the laws and regulations.

(Revision and abolishment)

Article 3.

   These rules may be revised or abolished by resolution of MTFG's Board of Directors.

(Responsibilities of Directors, Executive officers (Shikko Yakuin) and Board of Directors)

Article 4.

(1) In accordance with the "Code of Ethics", MTFG directors and executive officers (shikko yakuin) must carry out their responsibilities with the recognition that compliance is one of the most important objectives of their management.

(2) The board of directors must establish systems including the measures listed below and seek to achieve and maintain compliance.

   (1) The board of directors must formulate concrete action plans relating to compliance matters, such as training and internal control implementation plans, at least once a year, and must periodically check the status of their implementation.

   (2) The board of directors shall create a guiding manual regarding compliance related matters (the "Compliance Manual") and must confirm all important revisions of the Compliance Manual.

(Responsibility of MTFG Employees)

Article 5.

(1) MTFG employees must perform their duties by securing compliance, and in accordance with the "Code of Ethics".

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(2) MTFG employees must strive to acquire adequate knowledge of the laws and regulations which are necessary to their business operations.

(3) When an MTFG employee discovers violations of laws and regulations (including cases of willful wrongdoing), or possible violations, they must report directly to the Compliance Officer as stipulated in Article 6.

(Compliance Officers)

Article 6.

(1) The Chief Manager of each division is designated as a Compliance Officer.

(2) The Compliance Officer is responsible for the strengthening of compliance in each division and for planning and supervising compliance related issues regarding business matters under his jurisdiction.

(Compliance Reporting System)

Article 7.

   When the Compliance Officers receive reports of or otherwise detect violations of laws and regulations, or possible violations, they must report directly to the Compliance Group and the General Manager of their division.

(Responsibilities of General Managers)

Article 8.

(1) If a General Manager discovers, or receives a report from the Compliance Officer regarding, actual or potential violations of laws and regulations, such General Manager must discuss and consult with the General Manager of the Audit Division regarding such actual or potential violations, and issue necessary directions and instructions to the Compliance Officer as appropriate.

(2) Each General Manager may appoint a Deputy Compliance Officer to assist the Compliance Officer when such General Manager deems it necessary. Each General Manager shall report any such appointments to the General Manager of the Audit Division.

(Audit Division Monitoring Group)

Article 9.

   If the Audit Division Monitoring Group discovers actual or potential violations of laws and regulations with respect to an audit, it must report the matter to the Compliance Group without delay.

(Office in Charge of Compliance)

Article 10.

(1) The Compliance Group in the Audit Division is in charge of overseeing the overall compliance framework.



(3) When the Compliance Group receives report of or otherwise detects violations of laws and regulations, or possible violations, it must take necessary actions.

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(Director in Charge of the Audit Division)

Article 11.

(1) The Director in charge of the Audit Division must report matters concerning compliance to the Board of Directors or Executive Committee as necessary.

(2) When there is a risk of an unavoidable conflict of interest on a compliance matter of a different division which the Director in charge of the Audit Division is also in charge of, to insure the independence of the Audit Division, the General Manager of the Audit Division shall report to the President. The President will report such matter to the Board of Directors or Executive Committee as necessary. Appropriate action shall also be taken to avoid conflicts of interest in cases other than those mentioned above.

(Disciplinary Action)

Article 16.

   If an employee violates laws and regulations including this Compliance rule, disciplinary action may be taken according to the rules governing his/her employment.

                    Excerpts from MTFG's Compliance Manual

                             (English Translation)

1.  Legal Management

(3) Board of Directors

(4) Transactions involving a conflict of interest

   When a Director engages in a transaction with a conflict of interest, the Director must gain the approval of the Board of Directors.



9.  Conflicts of Interest

   When a Director engages in a transaction with a conflict of interest, the Director must gain the approval of the Board of Directors.

   An employee may not receive, as an employee of a bank holding company (or an employee of a subsidiary bank) cash or other benefits from a customer or similar persons of the bank. An employee may not take part in a transaction which may cause a conflict of interest with his/her family member or friend.

   MTFG is prohibited from receiving continuous service from a subsidiary at a price that is substantially lower than cost. MTFG is also prohibited from having an affiliated company pay for fees that should be paid by MTFG.

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